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                                                                     Exhibit 4.5

         SECOND SUPPLEMENTAL INDENTURE, dated as of October _, 2003, by and among the parties listed on Schedule A hereto (each an "Additional Guarantor" and collectively, the "Additional Guarantors") and BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the "Trustee").

                                    RECITALS

         WHEREAS, in connection with the issuance of $300,000,000 aggregate principal amount of 6.875% Senior Notes due 2012 (the "6.875% Senior Notes") by Toll Brothers Finance Corp. (the "Issuer") and the issuance of related guarantees by Toll Brothers, Inc. (the "Company") and the other Guarantors, the Issuer, the Company and the other Guarantors executed and delivered to the Trustee an Indenture dated as of November 22, 2002 (the "Original Indenture"), as supplemented by (i) the Authorizing Resolutions attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of November 22, 2002, (ii) the First Supplemental Indenture dated May 1, 2003, by and among the parties listed on Schedule A thereto (who, pursuant to such First Supplemental Indenture, thereby became Guarantors) and the Trustee, and (iii) the Authorizing Resolutions attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of September 3, 2003, and as may be further supplemented (including by this Second Supplemental Indenture) and/or amended as the case may be (as so supplemented and/or amended, the "Indenture");

         WHEREAS, on September 3, 2003, the Issuer issued under the Indenture and sold $250,000,000 aggregate principal amount of 5.95% Senior Notes due 2013 (the "5.95% Senior Notes") guaranteed on a senior basis by the Company and the other Guarantors;

         WHEREAS, Section 4.04 of the Indenture provides that if in accordance with the provisions of the Bank Credit Facilities the Company adds or causes to be added, any Subsidiary that was not a Guarantor at the time of execution of the Original Indenture as a guarantor under the Bank Credit Facilities, such Subsidiary shall contemporaneously become a Guarantor under the Indenture;

         WHEREAS, desiring to become a Guarantor under the Indenture, each of the Additional Guarantors is executing and delivering this Second Supplemental Indenture; and

         WHEREAS, the consent of Holders to the execution and delivery of this Second Supplemental Indenture is not required, and all other actions required to be taken under the Indenture with respect to this Second Supplemental Indenture have been taken.

         NOW, THEREFORE IT IS AGREED:

         Section 1. Definitions. Capitalized terms used in this Second Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Indenture.


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         Section 2. Joinder. Each Additional Guarantor agrees that by its entering into this Second Supplemental Indenture it hereby unconditionally guarantees all of the Issuer's obligations under (i) the 6.875% Senior Notes,
(ii) the 5.95% Senior Notes, (iii) any other Securities of any Series that has the benefit of Guarantees of other Subsidiaries of the Company and (iv) the Indenture (as it relates to all such Series) on the terms set forth in the Indenture, as if each such Additional Guarantor was a party to the Original Indenture.

         Section 3. Ratification of Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

         Section 4. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         Section 5. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by each Additional Guarantor shall bind each such Additional Guarantor's successors and assigns, whether so expressed or not.

         Section 6. Separability Clause. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 7. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the TIA, that are required to be part of this Second Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

         Section 8. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         Section 9. Role of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.


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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed as of the date first above written.



                                         THE ADDITIONAL GUARANTORS NAMED
                                         ON SCHEDULE A HERETO,
                                         as Guarantors


                                         By: _________________________________
                                                Name: Joseph R. Sicree
                                                Title: Designated Officer



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


BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee


By:_______________________________________
    Name: Jeffery L. Eubank
    Title:  Authorized Officer




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


                                   SCHEDULE A
                                   ----------


Mountain View Country Club, Inc.

Toll PA Builder Corp.

Toll NJ Builder Corp.

Toll NJX III Corp.

Toll NJX IV Corp.

Toll MN GP Corp.

First Brandywine Investment Corp. IV

Toll Costa, L.P.

Toll MD V Limited Partnership

Toll NJ Builder I, L.P.

Toll FL II Limited Partnership

Toll FL III Limited Partnership

Toll Grove LP

Toll Marshall LP

Toll MN, L.P.

First Brandywine LLC III

First Brandywine LLC IV

60 Industrial Parkway Cheektowaga, LLC

Stoney Kill LLC

Toll Glastonbury LLC

2301 Fallston Road LLC

Toll Van Wyck LLC



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